Exhibit 10.12

Momentus Inc.

June 24, 2021

John Rood

Re: EMPLOYMENT AGREEMENT

Dear John:

This Employment Agreement (the “Agreement”) between you (referred to hereinafter as the “Executive” or “you”) and Momentus Inc. (the “Company”), a Delaware corporation, sets forth the terms and conditions that shall govern Executive’s employment (referred to hereinafter as “Employment” or the “Employment Period”) with the Company or Stable Road Acquisition Corp. (“Parent”), which will be renamed “Momentus Inc.” following the Closing of the Transactions (as those terms are defined in the Merger Agreement, and such date of the Closing, the “Closing Date”)), and shall be effective immediately (the “Effective Date”). As used herein, the term “Company” will be interpreted to include Parent or any successor thereto, if appropriate.

1. Duties and Scope of Employment.

(a) At-Will Employment. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment. Except as otherwise set forth herein, Executive is free to terminate Employment at any time, with or without advance notice, and for any reason or for no reason. Similarly, the Company is free to terminate Executive’s Employment at any time, with or without advance notice, and with or without Cause (as defined below). Furthermore, although terms and conditions of Executive’s Employment with the Company may change over time, nothing shall change the at-will nature of Executive’s Employment.

(b) Position and Responsibilities. During the Employment Period, the Company agrees to employ Executive in the position of Chief Executive Officer. Executive will report to the Company’s Board of Directors (the “Board”) or to such other Person as the Board subsequently may determine (“Executive’s Supervisor”). Executive will be working out of the Company’s headquarters (whether in Santa Clara, California or elsewhere) as frequently as reasonably required to carry out Executive’s duties and responsibilities (which is anticipated to be at least 2 times per month). Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by Executive’s Supervisor.

(c) Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Period, without the prior written approval of Executive’s Supervisor, Executive shall not render services in any capacity to any other Person and shall not act as a sole proprietor, advisor or partner of any other Person or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, Executive may (i) serve on civic, non-profit, or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance written consent of Executive’s Supervisor; provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict; (ii) may continue to serve as the Chairperson of the Board of Directors and/or Security Director of Radisson Hospitality, Inc.; and (iii) may serve on the Board of Directors of Hitachi Ventara Federal. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment.

(d) No Conflicting Obligations. Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would otherwise prohibit Executive from performing Executive’s duties with the Company. In connection with Executive’s Employment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other Person has any right, title or interest and Executive represents and warrants to the Company that Executive’s Employment will not infringe or violate the rights of any other Person. Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employer.

2. Base Salary and Incentive Compensation.

(a) Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $800,000, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this Section 2(a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review and adjustments that will be made based upon the Company’s normal performance review practices. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b) Cash Incentive Bonus. Executive will be eligible to be considered for an annual cash incentive bonus (the “Cash Bonus”) each calendar year during the Employment Period based upon the achievement of certain objective or subjective criteria (collectively, the “Performance Goals”). In compliance with all relevant legal requirements and based on Executive’s level within the Company, the Performance Goals for Executive’s Cash Bonus for a particular year will be established by, and in the sole discretion of, the Board or any Compensation Committee of the Board (the “Committee”). The initial target amount for any such Cash Bonus will be up to 100% of Executive’s Base Salary (the “Target Bonus Percentage”), less all required tax withholdings and other applicable deductions. The target amount of the Cash Bonus for 2021 will be prorated based on actual salary earned during 2021. Executive’s 2021 Cash Bonus will be paid at 100% of the target amount (subject to proration) if (i) the Closing Date occurs and (ii) the Federal Aviation Administration issues the Company licenses to launch, each on or before December 31, 2021. The determinations of the Board or the Committee, as applicable, with respect to such Cash Bonus or the Target Bonus Percentage shall be final and binding. Executive’s Cash Bonus or Target Bonus Percentage for any year subsequent to 2021 may be adjusted up or down, as determined in the sole discretion of the Board or the Committee. Executive shall not earn a Cash Bonus unless Executive is employed by the Company on the date when such Cash Bonus is actually paid by the Company.

(c) Equity Award. Subject to the approval of the Board of Directors of Parent (the “Parent Board”) or the Compensation Committee of the Parent Board (the “Parent Committee”), the Closing of the Transactions (as defined in the Merger Agreement) and Executive’s continuous Employment through the Grant Date (as defined below), Executive will be granted an award (a “RSU Award”) of restricted stock units (“RSUs”) denominated in shares of Parent Class A Common Stock (“Shares”) with a grant date fair value of $10,000,000 (the “Award Value”). The number of RSUs and Shares subject to the RSU Award will be equal to the Award Value divided by the closing price per Share on the Closing Date, rounded down to the nearest whole Share. The RSU Award will be granted as soon as reasonably practicable following Parent’s filing of a Form S-8 registration statement registering the Shares subject to the RSU Award (such date, the “Grant Date”). The RSU Award will be immediately vested as to 6.25% of the total number of RSUs on the Grant Date. The RSU Award will vest as to 18.75% of the total number of RSUs upon the first anniversary of the Effective Date and as to 25% of the total number of RSUs on each of the second, third and fourth anniversaries of the Effective Date, subject to Executive’s continued Employment through each such vesting date. The RSU Award will be subject to the settlement and other terms and conditions of the Company’s equity incentive plan under which it is granted (the “Plan”) and the Company’s standard form of RSU agreement under the Plan, which Executive will be required to sign. If the Closing of the Transactions does not occur, Executive will be eligible for a new hire equity award of such type and covering such number of shares as will be determined in the sole discretion of the Board or the Committee, as applicable.

3. Employee Benefits. During the Employment Period, Executive shall be eligible to (a) receive paid time off (“PTO”) in accordance with the Company’s PTO policy, as it may be amended from time to time and (b) participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or policy in question and to the determinations of any Person or committee administering such employee benefit plan or policy. The Company reserves the right to cancel or change the employee benefit plans, policies and programs it offers to its employees at any time.

4. Reimbursement of Expenses.

(a) General. The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable expense reimbursement policies as in effect from to time.

(b) Commuting and Temporary Housing. During the Employment Period until the fourth anniversary of the Effective Date, the Company will pay or reimburse Executive for the following expenses as reasonably required to carry out Executive’s duties and responsibilities: (i) round-trip first class tickets on a commercial airline of Executive’s choice between Executive’s primary residence and the Company’s headquarters, (ii) round-trip transportation by taxi, Uber or similar service to and from the respective airports in connection with such flights, (iii) rent or the lease for a 2-bedroom furnished apartment in the San Francisco Bay Area (or in the metropolitan area of the Company’s headquarters, wherever it may be) that Executive may use each month or partial month of Executive’s Employment and (iv) during the first month of Executive’s employment, any hotel expenses incurred as Executive transitions to residence in the apartment described in (iii), each subject to all applicable withholdings and other required deductions, if any; provided that if any benefit in this Section 4(b) is taxable to Executive, Executive will be further entitled to an additional payment equal to the amount of the tax withholding due on any such benefit and all tax withholding due on such additional payment. Any reimbursement of expenses under this Section 4 must be paid to Executive by March 15th of the calendar year following the year in which such expenses are incurred.

5. Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of Executive’s Employment, Executive shall only be entitled to: (a) any accrued but unpaid Base Salary and PTO, (b) all other benefits earned and expenses to be reimbursed as described in this Agreement or under any Company-provided plans, policies, and arrangements, each in accordance with the governing documents and policies of any such benefits, reimbursements, plans, policies and arrangements, (c) any payments of or with respect to equity awards of the Company or any affiliate in accordance with the terms of such awards, and (d) such other compensation or benefits from the Company as may be required by law (collectively, the “Accrued Benefits”). All Accrued Benefits shall be paid in accordance with applicable law and the terms of the applicable plan, program or agreement (if any) governing such payment or benefit.

6. Termination Benefits.

(a) Involuntary Termination Not Within Change in Control Protection Period. If, on or after the Closing Date (as defined above) but not during a Change in Control Protection Period (as defined below), Executive’s Termination Date (as defined below) occurs (i) due to termination by the Company for a reason other than Cause or (ii) due to resignation by Executive on account of Good Reason (as defined below) (each, an “Involuntary Termination”), then, subject to Section 7 (other than with respect to the Accrued Benefits), Executive will be entitled to the following:

(i) Accrued Benefits. The Company will pay Executive all Accrued Benefits.

(ii) Severance Payment. Executive will receive continuing payments of severance pay, which will total in the aggregate an amount equal to (A) 12 months of Executive’s Base Salary as in effect immediately prior to the Termination Date (without any reduction therein that constitutes Good Reason), plus (B) Executive’s annual Cash Bonus as in effect immediately prior to the Termination Date (without any reduction therein that constitutes Good Reason) paid at 100% of its target amount, and which will be payable over a period of 12 months from Executive’s Termination Date in accordance with the Company’s regular payroll procedures, less all required tax withholdings and other applicable deductions. Payments pursuant to this Section 6(a)(ii) shall commence on the Release Deadline (as defined in Section 7(a)) provided that the first payment shall include any amounts that would have been paid to Executive if payment had commenced on Executive’s Termination Date.

(iii) Current Year Prorated Cash Bonus. Executive will receive a prorated Cash Bonus for the calendar year in which Executive’s Termination Date occurs equal to the Cash Bonus that Executive would have received based on actual performance for such calendar year if Executive had remained in Employment by Company for the entire calendar year (if any) in accordance with Section 2(b), but prorated based on the days elapsed in such calendar year through the Termination Date (the “Prorated Bonus”). The Prorated Bonus, if any, shall be paid at the same time annual bonuses are paid by the Company to other executives of the Company for the calendar year in which Executive’s Termination Date occurs, but no later than March 15th of the calendar year following the calendar year in which Executive’s Termination Date occurs.

(iv) Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Executive and/or Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s Termination Date) until the earlier of (A) a period of 12 months from the Termination Date, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. Notwithstanding the foregoing, if the Company is not subject to the requirements of COBRA, the COBRA reimbursements described in this Section 6(a)(iv) will be made to Executive as if Executive had been entitled to and elected COBRA coverage within the applicable time period. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010 (the “ACA”).

(v) Equity. Any outstanding and unvested equity awards granted to Executive by the Company or any affiliate that are subject to time vesting shall vest as to that number of shares or units that would have vested had Executive remained in continuous Employment until the 12 month anniversary of the Termination Date.

(b) Involuntary Termination Within Change in Control Protection Period. If, on or after the Closing Date and within the Change in Control Protection Period, Executive’s Termination Date occurs due to an Involuntary Termination, then, subject to Section 7 (other than with respect to the Accrued Benefits), Executive will be entitled to the following (in lieu of the payments and benefits described in Section 6(a) above):

(i) Accrued Benefits. The Company will pay Executive all Accrued Benefits.

(ii) Severance Payment. Executive will receive a lump sum severance payment equal to (A) 18 months of Executive’s Base Salary as in effect immediately prior to the Termination Date (without any reduction therein that constitutes Good Reason), plus (B) Executive’s annual Cash Bonus as in effect immediately prior to the Termination Date (without any reduction therein that constitutes Good Reason) paid at 150% of its target amount, less all required tax withholdings and other applicable deductions.

(iii) Current Year 1.5x Prorated Cash Bonus. Executive will receive a prorated Cash Bonus for the calendar year in which Executive’s Termination Date occurs equal to 150% of Cash Bonus (if any) that Executive would have received based on actual performance for such calendar year if Executive had remained in Employment by Company for the entire calendar year in accordance with Section 2(b), but prorated based on the days elapsed in such calendar year through the Termination Date (the “1.5x Prorated Bonus”). The 1.5x Prorated Bonus, if any, shall be paid at the same time annual bonuses are paid by the Company to other executives of the Company for the calendar year in which Executive’s Termination Date occurs, but no later than March 15th of the calendar year following the calendar year in which Executive’s Termination Date occurs.

(iv) Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA, for Executive and/or Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s Termination Date) until the earlier of (A) a period of 18 months from the Termination Date, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. Notwithstanding the foregoing, if the Company is not subject to the requirements of COBRA, the COBRA reimbursements described in this Section 6(b)(iv) will be made to Executive as if Executive had been entitled to and elected COBRA coverage within the applicable time period. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Section 105(h) of the Code or the ACA.

(v) Equity. Any outstanding and unvested equity awards granted to Executive by the Company or any affiliate that are subject to time vesting shall vest in full; provided that if Executive remains in Employment through the consummation of the Change in Control and if the successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue such equity awards at the time of the Change in Control, then Executive’s equity awards shall vest in full immediately prior to, and contingent upon, the consummation of such Change in Control.

(c) Disability; Death. If Executive’s Termination Date occurs due to Executive becoming Disabled or Executive’s death, then Executive or Executive’s estate (as the case may be) will be entitled to:

(i) Accrued Benefits. The Company will pay Executive or Executive’s estate (as the case may be), all Accrued Benefits.

(ii) Equity. Any outstanding and unvested equity awards granted to Executive by the Company or any affiliate that are subject to time vesting shall vest shall vest as to that number of shares or units that would have vested had Executive remained in continuous Employment until the 12 month anniversary of the Termination Date.

(d) Voluntary Resignation; Termination for Cause; Involuntary Termination Prior to the Closing Date. If Executive’s Termination Date occurs due to (i) Executive’s voluntary resignation other than for Good Reason, (ii) the Company’s termination of Executive’s employment with the Company for Cause, or (iii) Executive’s Involuntary Termination prior to the Closing Date, then Executive will receive the Accrued Benefits, but will not be entitled to any other compensation or benefits from the Company.

(e) Exclusive Remedy. In the event of the termination of Executive’s Employment with the Company (or any affiliate or successor), the severance payments and benefits set forth in this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement other than the Accrued Benefits.

(f) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment or benefit contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment or benefit.

7. Conditions to Receipt of Termination Benefits.

(a) Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to Section 6 of this Agreement (other than Accrued Benefits) is subject to Executive (or Executive’s representative, if applicable) signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s Termination Date (the “Release Deadline”). If the Release is not effective by the Release Deadline, Executive will forfeit any right to severance payments or benefits under Section 6 of this Agreement (other than Accrued Benefits). Subject to the foregoing, to become effective, the Release must be executed by Executive (or Executive’s representative in the event of Executive’s death or Disability) and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive (or Executive’s representative, if applicable) having revoked the Release. Without regard to any special timing provisions set forth in Section 6 of this Agreement, any severance payments or benefits under Section 6 (other than Accrued Benefits) that are Deferred Payments (as defined in Section 8(a)) will be paid or commence on the first payroll date following the date on which the Release becomes effective unless the Release Deadline would have occurred in a subsequent calendar year to the date on which the Release becomes effective, in which case the severance payments and benefits that are Deferred Payments shall be paid or commence on the first payroll period of the calendar year following the calendar year in which the Termination Date occurs. For the avoidance of doubt, Accrued Benefits are not subject to the provisions of this Section 7(a).

(b) Restrictive Covenants. The receipt of any severance payments or benefits pursuant to Section 6 will be subject to Executive not violating the provisions of Section 11. In the event Executive breaches the provisions of Section 11, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 6 will immediately cease.

(c) Confidential Information Agreement. Executive’s receipt of any severance payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of the Confidentiality Agreement (as defined in Section 13 below).

8. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance payment or benefit to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (as defined below) (each, a “Deferred Payment”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A and for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute a Deferred Payment for purposes of Section 8(a) above.

(d) Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) is not intended to constitute a Deferred Payment for purposes of Section 8(a) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations. “Section 409A Limit” means two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred.

(e) Notwithstanding the payment provisions of Section 6, in the event and to the extent that the form of the severance benefit or payment to be provided after a Change in Control is different than the form of such severance benefit or payment to be provided prior to a Change in Control and if the applicable severance benefit or payment is a Deferred Payment, then the form of post-Change in Control severance benefit or payment shall be given effect only to the extent permitted by Section 409A and if not so permitted, such post-Change in Control severance benefit or payment shall be provided in the same form that applies prior to the Change in Control.

(f) To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (i) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

(g) The payments and benefits provided under this Agreement are intended to be exempt from or comply with the requirements of Section 409A so that none of the payments or benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

9. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” means: (i) any material breach by Executive of any material written agreement between Executive and the Company; (ii) any failure by Executive to comply with the Company’s material written policies or rules as they may be in effect from time to time; (iii) neglect or persistent unsatisfactory performance of Executive’s duties; (iv) Executive’s repeated failure to follow reasonable and lawful instructions from the Board or Executive’s Supervisor; (v) Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to, any felony or crime that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company; (vi) Executive’s commission of or participation in an act of fraud against the Company; (vii) Executive’s commission of or participation in an act that results in material damage to the Company’s business, property or reputation; (viii) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his relationship with the Company; or (ix) Executive’s termination by the Company’s “Security Director,” a member of the Company’s Board who is serving the role of the “Security Director” as defined in that certain National Security Agreement by and among the Company, Brainyspace LLC, Mikhail Kokorich, Liudmila Kokorich, Nortrone Finance S.A., Lev Khasis and Olga Khasis, and the U.S. Government represented by the U.S. Departments of Defense and the Treasury as the CFIUS Monitoring Agencies, dated on or about the date hereof.

Executive will not be terminated for Cause without the Company first providing Executive with written notice of the acts or omissions constituting the grounds for Cause within sixty (60) days of the initial existence of the grounds for Cause and, if capable of cure, a cure period of thirty (30) days following the date Executive receives such notice during which such condition must not have been cured.

(b) Change in Control. “Change in Control” means the occurrence of any of the following but shall exclude the Closing of the Transactions (as defined in the Merger Agreement):

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;

(ii) The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (A) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (B) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (C) to a continuing or surviving entity described in Section 9(b)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 9(b)(i));

(iii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv) The consummation of any transaction as a result of which any “person” (as defined below) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 9(h), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate;

(2) a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;

(3) the Company; and

(4) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same person will not be considered to cause a Change in Control. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(c) Change in Control Protection Period. “Change in Control Protection Period” means the period beginning three (3) months prior to and ending twenty-four (24) months following the consummation of a Change in Control.

(d) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(e) Disability. “Disability” or “Disabled” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 1 year.

(f) Good Reason. “Good Reason” means Executive’s termination of Employment within 30 days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent:

(i) A material reduction in Executive’s Base Salary (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in Base Salary; or

(ii) Executive reporting to a Person other than the Board.

If the termination of Executive’s Employment occurs during the Change in Control Protection Period, then Good Reason will also include the occurrence of one of the following:

(iii) A material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the CEO of the Company remains as such following a change in control but is not made the CEO of the acquiring corporation) will not constitute Good Reason; or

(iv) Executive being required to relocate Executive’s primary residence prior to the fourth anniversary of the Effective Date.

Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within 60 days of the initial existence of the grounds for Good Reason and, if capable of cure, a cure period of 30 days following the date the Company receives such notice during which such condition must not have been cured.

(g) Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

(h) Merger Agreement. “Merger Agreement” means that certain Agreement and Plan of Merger by and among the Company, Parent, Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC and Momentus Inc. dated as of October 7, 2020, as amended, of which Executive has a received copy and has reviewed.

(i) Person. “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.

(j) Section 409A. “Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(k) Termination Date. “Termination Date” means the date on which Executive’s employment with the Company (or any successor) terminates for any reason. For purposes of the payment of severance payments and benefits pursuant to Section 6 hereof, the Termination Date shall also be required to constitute a “separation of service” from the Company (or any successor) within the meaning of Section 409A.

10. Golden Parachute.

(a) Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 10(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.

(b) A nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 10(a), the Accounting Firm shall administer the ordering of the reduction as set forth in Section 10(a). The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Executive and the Company.

11. Restrictive Covenants. The agreements and obligations of Executive in this Section 11 are in addition to and not in lieu the provisions of any other restrictive covenant agreement to which Executive is a party with the Company or its affiliates.

(a) Non-Solicitation. During the period beginning on Executive’s Termination Date and continuing until the first anniversary thereof, Executive or Executive’s affiliates shall not directly or indirectly, personally or through others, solicit, recruit or attempt to solicit or recruit (on Executive’s own behalf or on behalf of any other Person) either (i) any current employee or any consultant of the Company or any of the Company’s affiliates, (ii) any former employee or consultant of the Company or any of the Company’s affiliates who left the Company’s (or such affiliate’s) service within the preceding six (6) months, or (iii) the business of any customer, supplier, lender or investor of the Company or any of the Company’s affiliates on whom Executive called or with whom Executive became acquainted during Executive’s Employment; provided, however, that any advertisement or solicitation made in a trade or industry publication or otherwise made to the general public and not directed at or targeting any employee or key customer of the Company or any affiliate shall not constitute a violation of this Section 11(a). Executive represents that Executive is (A) familiar with the foregoing covenants not to solicit, and (B) fully aware of Executive’s obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(b) Non-Disparagement. Executive shall not make any remarks disparaging the conduct or character of the Company, any of the Company’s affiliates, or any of the Company’s or any Company affiliates’ current or former employees, officers, directors, successors or assigns.

(c) Non-Disclosure. Except if required by law, Executive shall not disclose to others this Agreement or its terms, except that Executive may disclose such information to Executive’s spouse, and to Executive’s attorney or accountant in order for such individuals to render services to Executive.

12. Arbitration. To the fullest extent permitted by applicable law, Executive and the Company agree that any and all disputes, demands, claims, or controversies (“claims”) relating to, arising from or regarding Executive’s employment, including claims by the Company, claims against the Company, and claims against any current or former parent, affiliate, subsidiary, successor or predecessor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents or employees, shall be resolved by final and binding arbitration before a single arbitrator in San Jose, California (or another mutually agreeable location). This does not prevent either Executive or the Company from seeking and obtaining temporary or preliminary injunctive relief in court to prevent irreparable harm to Executive’s or its confidential information or trade secrets pending the conclusion of any arbitration. This arbitration agreement does not apply to any claims that have been expressly excluded from arbitration by a governing law not preempted by the Federal Arbitration Act and does not restrict or preclude Executive from communicating with, filing an administrative charge or claim with, or providing testimony to any governmental entity about any actual or potential violation of law or obtaining relief through a government agency process. The parties hereto agree that claims shall be resolved on an individual basis only, and not on a class, collective, or representative basis on behalf of other employees to the fullest extent permitted by applicable law (“Class Waiver”). Any claim that all or part of the Class Waiver is invalid, unenforceable, or unconscionable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees.

The parties agree that the arbitration shall be conducted by a single neutral arbitrator through JAMS in accordance with JAMS Employment Arbitration Rules and Procedures (available at www.jamsadr.com/rules-employment-arbitration). Except as to the Class Waiver, the arbitrator shall determine arbitrability. The Company will bear all JAMS arbitration fees and administrative costs in excess of the amount of administrative fees and costs that Executive otherwise would have been required to pay if the claims were litigated in court. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The decision or award of the arbitrator shall be final and binding upon the parties. This arbitration agreement is enforceable under and governed by the Federal Arbitration Act. In the event that any portion of this arbitration agreement is held to be invalid or unenforceable, any such provision shall be severed, and the remainder of this arbitration agreement will be given full force and effect. By signing the offer letter, Executive acknowledges and agrees that Executive has read this arbitration agreement carefully, are bound by it and are WAIVING ANY RIGHT TO HAVE A TRIAL BEFORE A COURT OR JURY OF ANY AND ALL CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT.

13. Confidentiality Agreement. Executive’s acceptance of this offer of Employment and Executive’s Employment with the Company is contingent upon the execution and delivery to an officer of the Company of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment A for Executive’s review and execution (the “Confidentiality Agreement”), prior to or on the Effective Date.

14. Employment Conditions.

(a) Right to Work. For purposes of federal immigration law, Executive will be required, if Executive has not already, to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Effective Date, or our Employment relationship with Executive may be terminated.

(b) Verification of Information. This Agreement is also contingent upon the successful verification of the information Executive provided to the Company during Executive’s application process, as well as a general background check performed by the Company to confirm Executive’s suitability for Employment. By accepting this Agreement, Executive warrants that all information provided by Executive is true and correct to the best of Executive’s knowledge, Executive agrees to execute any and all documentation necessary for the Company to conduct a background check and Executive expressly releases the Company from any claim or cause of action arising out of the Company’s verification of such information.

15. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement or any affiliate of any such successor that employs Executive.

(b) Executive’s Successors. This Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

16. Miscellaneous Provisions.

(a) Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service and Executive shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(d) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all other prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(f) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.

(g) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(h) No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.

(i) Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(k) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to Executive by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. Executive hereby consents to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,

momentus inc.

By:	/s/ Dawn Harms
(Signature)

Name:	Dawn Harms

Title:	Interim Chief Executive Officer

ACCEPTED AND AGREED:

John Rood

/s/ John Rood
(Signature)

Attachment A: Confidential Information and Invention Assignment Agreement

ATTACHMENT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT